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ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060 FAX: (203) 254-6521

FOR IMMEDIATE RELEASE January 15, 2026

ACME UNITED CORPORATION ACQUIRES THE ASSETS OF MY MEDIC

SHELTON, CONN. – January 15, 2026 – Acme United Corporation (NYSE American: ACU) today announced that it has acquired the assets of SLED Distribution, LLC. (d/b/a “My Medic”), a leading supplier of tactical, trauma and emergency response products, primarily in the direct-to-consumer channel.

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My Medic had revenues in 2025 of approximately $19 million. Established in 2014, the company is located in North Salt Lake, Utah and employs 40 people

Walter C. Johnsen, Chairman and CEO of Acme United, said, “We are delighted to welcome the management and team of My Medic to our Company. We believe the combined marketing, distribution, sourcing, and manufacturing capabilities of our two operations will greatly enhance the reach and value of My Medic’s life-saving products.

“My Medic has an extensive library of training videos and over 500,000 followers on its social media platforms. We believe its direct-to-consumer presence for trauma and emergency response products is the strongest in the United States. We intend to keep My Medic’s operations in North Salt Lake and to expand its product offering and distribution in the U.S. and Canada.”

The purchase price of the acquisition was $18.7 million. At closing, the Company paid $14.6 million to My Medic. The $4.1 million balance of the purchase price is subject to holdbacks as follows: (a) $1,000,000, the payment of which is contingent upon certain revenue milestones during the twelve months ended December 31, 2027; and (b) $3.1 million, which is subject to a holdback as a non-exclusive source of recovery primarily to satisfy indemnification claims under the Asset Purchase Agreement.

Further information on My Medic is available at its website www.mymedic.com.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Spill Magic®, Westcott®, Clauss®, DMT®,Med-Nap, Safety Made and Elite. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this press release and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates by the United States or foreign governments; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers

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resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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